Exhibit 99.1

CONTACT:	Monica Levy (media)
414-524-2695
Glen Ponczak (investors)
414-524-2375
JOHNSON CONTROLS REPORTS 26% INCREASE IN FOURTH-QUARTER 2007
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
     Milwaukee, Wisc. October 23, 2007. . . Johnson Controls, Inc. today reported record sales and earnings for its 2007 fourth quarter. Diluted earnings per share from continuing operations totaled $0.78, up 26% from $0.62 last year.
     Sales for the 2007 fourth quarter totaled $9.0 billion, up 11% from $8.2 billion in 2006 as the company increased its share of its global markets. Income from continuing operations was $469 million versus $368 million last year, an increase of 27% as a result of the higher revenues and increased operational efficiencies.
     For the 2007 fiscal year, Johnson Controls sales totaled $34.6 billion compared with $32.2 billion for 2006, an increase of 7%. Income from continuing operations increased 25% to $1.3 billion. Diluted earnings per share from continuing operations in 2007 were $2.16 versus $1.75. Excluding a non-recurring tax benefit in the second quarter, 2007 diluted earnings per share from continuing operations were $2.10. Fiscal year 2007 is the company’s 61st consecutive year of sales increases and 17th consecutive year of earnings increases.
     All earnings per share amounts reflect the company’s 3-for-1 stock split on October 2, 2007.
     “We are pleased to deliver record results for the fourth quarter and for the full fiscal year,” said Chief Executive Officer Stephen A. Roell. “We expect to continue to win share and grow at a faster pace than our underlying industries through our innovation, cost advantages and world-class quality.”
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     He continued, “It is a core part of our company’s culture to understand customers’ emerging needs and to deliver unique, practical solutions. Our employees around the world continue to show an outstanding commitment to our customers, and I thank them for another record year.”
Fourth Quarter Results
     Building efficiency sales were $3.6 billion, up 15% compared with 2006 revenues of $3.1 billion. The increase reflects strong commercial buildings markets globally and higher demand for the company’s solutions to improve energy efficiency and lower operating costs in non-residential buildings. Segment income increased 23% to $316 million from $257 million as a result of the higher revenues as well as cost structure improvements associated with the company’s branch office network and manufacturing operations. The backlog of uncompleted commercial systems and services contracts at September 30, 2007 was $4.2 billion, an increase of 14% over the prior year amount, reflecting continued market share gains.
     Automotive experience sales in the quarter were $4.2 billion, 3% higher than $4.0 billion in 2006. North American sales increased 2% and European sales rose 5%, approximately in line with overall vehicle production levels. Sales in the Asia/Pacific region declined 3% due to lower volumes in Japan. Unconsolidated sales in China increased 48%. Segment income was $183 million, up 24% from $148 million last year as a result of a substantial improvement in North American profitability and a continued strong performance in Europe.
     Power solutions sales increased 27%, to $1.3 billion from $1.0 billion last year due to higher unit prices resulting from the pass-through of increased lead costs, as well as slightly higher unit shipments. Segment income increased to $161 million, up 7% from $150 million in the 2006 fourth quarter due to the higher volume and improved operational efficiencies.
     The company said its net debt to total capitalization at September 30, 2007 was 30%, versus 35% at June 30, 2007.
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2008 Outlook
     On October 9, 2007, the company issued guidance on its expected financial performance in 2008. Johnson Controls anticipates a sales increase of 10%, to approximately $38 billion. Income from continuing operations is estimated to increase approximately 18%, to $2.45 — $2.50 per diluted share. The company said the strong performance will be the result of its participation in growth markets, its exposure to non-cyclical sectors, its global capabilities and technology leadership as well as its cost discipline.
     For the first quarter of 2008, the company expects diluted earnings per share to increase 25% - 32% versus the 2007 first quarter, to a range of $0.35 to $0.37.
     “We have excellent visibility to our expected 2008 sales through our large and growing backlogs of new business,” Mr. Roell said. “We are executing well on our growth strategies and expect a strong start to 2008.”
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Johnson Controls (NYSE: JCI — News) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal year 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecast.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, energy prices, the ability to mitigate the impact of higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, changes to domestic and foreign tax rates, labor interruptions as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
October 23, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2007	2006
Net sales	$9,011	$8,150
Cost of sales	7,586	6,903

Gross profit	1,425	1,247

Selling, general and administrative expenses	(786)	(732)
Financing charges — net	(68)	(77)
Equity income	21	40

Income from continuing operations before income taxes and minority interests	592	478

Provision for income taxes	124	100
Minority interests in net earnings (loss) of subsidiaries	(1)	10

Income from continuing operations	469	368

Loss from discontinued operations, net of income taxes	—	(1)

Loss on sale of discontinued operations, net of income taxes	(3)	—

Cumulative effect of a change in accounting principle, net of income taxes	—	(7)

Net income	$466	$360

Diluted earnings per share from continuing operations	$0.78	$0.62

Diluted earnings per share	$0.77	$0.61

Diluted weighted average shares	603	592

Shares outstanding at period end	594	587

Johnson Controls
October 23, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2007	2006
Net sales	$34,624	$32,235
Cost of sales	29,548	27,806

Gross profit	5,076	4,429

Selling, general and administrative expenses	(3,281)	(2,933)
Restructuring costs	—	(197)
Financing charges — net	(277)	(273)
Equity income	89	112

Income from continuing operations before income taxes and minority interests	1,607	1,138

Provision for income taxes	300	63
Minority interests in net earnings of subsidiaries	12	42

Income from continuing operations	1,295	1,033

Income (loss) from discontinued operations, net of income taxes	(10)	2

Loss on sale of discontinued operations, net of income taxes	(33)	—

Cumulative effect of a change in accounting principle, net of income taxes	—	(7)

Net income	$1,252	$1,028

Diluted earnings per share from continuing operations	$2.16	$1.75

Diluted earnings per share	$2.09	$1.74

Diluted weighted average shares	599	590

Shares outstanding at period end	594	587

Johnson Controls
October 23, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2007	2006
ASSETS
Cash and cash equivalents	$658	$293
Accounts receivable — net	6,600	5,697
Inventories	1,956	1,731
Other current assets	1,624	1,543

Current assets	10,838	9,264

Property, plant and equipment — net	4,195	3,968
Goodwill	6,136	5,910
Other intangible assets — net	773	799
Investments in partially-owned affiliates	804	463
Other noncurrent assets	1,321	1,517

Total assets	$24,067	$21,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,163	$577
Accounts payable and accrued expenses	6,748	5,364
Other current liabilities	2,331	2,205

Current liabilities	10,242	8,146

Long-term debt	3,255	4,166
Minority interests in equity of subsidiaries	128	129
Other noncurrent liabilities	1,559	2,125
Shareholders’ equity	8,883	7,355

Total liabilities and shareholders’ equity	$24,067	$21,921

Johnson Controls
October 23, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended September 30,
	2007	2006
Operating Activities
Net income	$466	$360

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	163	181
Equity in earnings of partially-owned affiliates, net of dividends received	16	(6)
Minority interests in net earnings (loss) of subsidiaries	(1)	10
Loss on sale of discontinued operations	3	—
Deferred income taxes	(299)	(61)
Other — net	17	47
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(169)	170
Inventories	31	83
Accounts payable and accrued liabilities	501	(283)
Change in other assets and liabilities	383	(146)

Cash provided by operating activities	1,111	355

Investing Activities
Capital expenditures	(241)	(273)
Sale of property, plant and equipment	38	77
Acquisition of businesses, net of cash acquired	1	(32)
Business divestitures	54	—
Other — net	(261)	130

Cash used in investing activities	(409)	(98)

Financing Activities
Decrease in short and long-term debt — net	(220)	(282)
Payment of cash dividends	—	(55)
Other — net	(13)	(6)

Cash used in financing activities	(233)	(343)

Increase (decrease) in cash and cash equivalents	$469	$(86)

Johnson Controls
October 23, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Twelve Months Ended September 30,
	2007	2006
Operating Activities
Net income	$1,252	$1,028

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	731	705
Equity in earnings of partially-owned affiliates, net of dividends received	(8)	(15)
Minority interests in net earnings of subsidiaries	12	42
Loss on sale of discontinued operations	33	—
Deferred income taxes	(345)	(404)
Non-cash restructuring costs	—	51
Other — net	72	85
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(648)	244
Inventories	(161)	(77)
Accounts payable and accrued liabilities	901	(385)
Change in other assets and liabilities	119	143

Cash provided by operating activities	1,958	1,417

Investing Activities
Capital expenditures	(823)	(711)
Sale of property, plant and equipment	83	90
Acquisition of businesses, net of cash acquired	(16)	(2,629)
Business divestitures	89	—
Other — net	(379)	174

Cash used in investing activities	(1,046)	(3,076)

Financing Activities
Increase (decrease) in short and long-term debt — net	(432)	1,849
Payment of cash dividends	(195)	(218)
Other — net	80	150

Cash provided by (used in) financing activities	(547)	1,781

Increase in cash and cash equivalents	$365	$122

Johnson Controls
October 23, 2007

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	(unaudited)			(unaudited)
(in millions)	2007	2006	%	2007	2006	%
Net Sales
Building efficiency	$3,605	$3,124	15%	$12,737	$10,245	24%
Automotive experience	4,156	4,045	3%	17,552	18,274	-4%
Power solutions	1,250	981	27%	4,335	3,716	17%

Net Sales	$9,011	$8,150		$34,624	$32,235

Segment Income
Building efficiency	$316	$257	23%	$850	$544	56%
Automotive experience	183	148	24%	519	605	-14%
Power solutions	161	150	7%	515	459	12%

Segment Income	$660	$555		$1,884	$1,608

Financing charges — net	(68)	(77)		(277)	(273)
Restructuring costs	—	—		—	(197)

Income from continuing operations before income taxes and minority interests	$592	$478		$1,607	$1,138

Net Sales
Products and systems	$7,117	$6,450	10%	$27,849	$27,108	3%
Services	1,894	1,700	11%	6,775	5,127	32%

	$9,011	$8,150		$34,624	$32,235

Cost of Sales
Products and systems	$6,107	$5,571	10%	$24,253	$23,861	2%
Services	1,479	1,332	11%	5,295	3,945	34%

	$7,586	$6,903		$29,548	$27,806

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Beginning in fiscal year 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding restructuring charges and net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Acquisitions
In December 2005, the Company completed its acquisition of York International Corporation. The Company paid $56.50 for each outstanding share of common stock. The total cost of the acquisition, excluding cash acquired, was approximately $3.1 billion, including approximately $563 million of debt.
3. Discontinued Operations
In the second quarter and fourth quarter of fiscal year 2007, the Company recorded losses of approximately $48 million ($30 million after-tax) and $5 million ($3 million after-tax), respectively, related to the sale of businesses reported as discontinued operations, primarily Bristol Compressors.
4. Income Taxes
In the second quarter and fourth quarters of fiscal year 2007, the Company reduced its income tax liability by $15 million and $13 million, respectively, due to the favorable resolution of certain tax audits. The Company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2007, the Company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the condensed consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities, may differ materially from the amounts accrued for each year.
In the second quarter of fiscal year 2007, the tax provision decreased as a result of a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands. In the third quarter of fiscal year 2006, the tax provision decreased as a result of an $11 million tax benefit realized by a change in tax status of an automotive experience subsidiary in Hungary and a building efficiency subsidiary in the Netherlands.
In the fourth quarter of fiscal year 2007, the tax provision increased $20 million as a result of a change in the German federal income tax rate.
In the fourth quarter of fiscal year 2007, the tax provision decreased $7 million due to a nonrecurring tax benefit related to the use of a valuation allowance with a joint venture.

Johnson Controls
October 23, 2007

4. Income Taxes (continued)
In the third quarter of fiscal year 2006, the Company recorded a $10 million tax benefit related to a favorable tax audit resolution in a foreign jurisdiction.
In the third quarter of fiscal year 2006, the tax provision decreased due to a $4 million nonrecurring tax benefit related to a $9 million gain from the disposition of the Company’s interest in a German joint venture.
In the third quarter of fiscal year 2006, the Company completed an analysis of its German operations and, based on cumulative income over a 36-month period, an assessment of expected future profitability in Germany and finalization of the 2006 Plan, determined that it was more likely than not that the tax benefits of certain operating loss and tax credit carryforwards in Germany would be utilized in the future. As such, the Company reversed $131 million attributable to these operating loss and tax credit carryforwards in the quarter ended June 30, 2006 as a credit to income tax expense, net of remaining valuation allowances at certain German subsidiaries and tax reserve requirements.
Based on the Company’s cumulative operating results through the six months ended March 31, 2006 and an assessment of expected future profitability in Mexico, the Company concluded that it was more likely than not that the tax benefits of its operating loss and tax credit carryforwards in Mexico would be utilized in the future. During the second quarter of fiscal year 2006, the Company completed a tax reorganization in Mexico which will allow operating loss and tax credit carryforwards to be offset against the future taxable income of the reorganized entities. As such, in the quarter ended March 31, 2006, the Company reversed the entire valuation allowance of $32 million attributable to these operating loss and tax credit carryforwards as a credit to income tax expense.
In October 2004, the President signed the American Jobs Creation Act of 2004 (AJCA). The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign operations. The deduction is subject to a number of limitations. During the quarter ended March 31, 2006, the Company completed its evaluation of its repatriation plans and approximately $674 million of foreign earnings were designated for repatriation to the U.S. pursuant to the provisions of the AJCA. The increase in income tax liability related to the Company’s AJCA initiatives totaled $42 million. The Company recorded $31 million of net income tax expense in the quarter ended March 31, 2006 as $11 million had been previously recorded by York prior to the acquisition in accordance with York’s approved repatriation plan.
In the third quarter of fiscal year 2006, the Company recorded a $19 million discrete period tax benefit related to third quarter 2006 restructuring costs using a blended statutory tax rate of 30.6%.
The tables below show a reconciliation of the provision for income taxes for the years ended September 30, 2007 and 2006 (in millions):

	Year Ended		Year Ended
	September 30, 2007		September 30, 2006
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)
Federal, state and foreign income tax expense	$337	21.0%	$239	21.0%

Uncertain tax positions	(28)		(10)
Change in tax status of foreign subsidiary	(22)		(11)
Change in statutory tax rates	20		—
Disposition of a joint venture	—		(4)
Valuation allowance adjustments	(7)		(163)
Foreign dividend repatriation	—		31
Restructuring charge	—		(19)

Provision for income taxes	$300	18.7%	$63	5.5%

5. New Accounting Standards
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires recognition of the overfunded or underfunded status of defined benefit and retiree medical plans as an asset or liability in the balance sheet, with changes in the funded status recognized through other comprehensive income in the year in which they occur. In September 2007, the Company adopted SFAS No. 158, including the measurement of the funded status of defined benefit and retiree medical plans as of the fiscal year-end date. The following table summarizes the initial adoption of SFAS No. 158 (in millions):

	Prior to		Post
	SFAS No. 158	SFAS No. 158	SFAS No. 158
	Adjustment	Adjustment	Adjustment
Accrued benefit liability — net	$(657)	$(112)	$(769)
Intangible pension asset	6	(6)	—
Deferred tax assets (benefit plan related)	—	43	43
Accumulated other comprehensive income (benefit plan related)	144	75	219
6. Stock Split
On July 25, 2007, the Company’s Board of Directors declared a three-for-one split of the Company’s common stock payable October 2, 2007 to shareholders of record on September 14, 2007. All share and per share amounts disclosed in this document have been restated to reflect the three-for-one stock split. The stock split resulted in the issuance of approximately 396 million additional shares of common stock. In connection with the stock split, the par value of the common stock was changed from $.04 1/6 per share to $.01 7/18 per share.